UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________
FORM 8-K
_____________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 30, 2026
ETSY, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-36911	20-4898921
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
117 Adams Street
Brooklyn, New York 11201
(Address of principal executive offices, including zip code)
(718) 880-3660
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
_____________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ETSY	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
    Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 1.01. Entry into a Material Definitive Agreement.
On July 30, 2026, Etsy, Inc. ("Etsy") entered into the Second Amendment to Amended and Restated Credit Agreement (the "Second Amendment to the 2023 Credit Agreement"), by and among Etsy, as borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, which amends that certain Amended and Restated Credit Agreement, dated as of March 24, 2023 (the “2023 Credit Agreement,” as previously amended by the First Amendment to Amended and Restated Credit Agreement, dated as of June 2, 2025, the "First Amendment to the 2023 Credit Agreement," and as further amended by the Second Amendment to the 2023 Credit Agreement).
The Second Amendment to the 2023 Credit Agreement amends the 2023 Credit Agreement to, among other things, permit the disposition of the shares of Depop Limited, a wholly-owned subsidiary of Etsy ("Depop"), pursuant to the Purchase Agreement, as defined in and described further in Item 2.01 below.

The foregoing description of the Second Amendment to the 2023 Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Second Amendment to the 2023 Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On July 30, 2026, Etsy completed the previously announced sale of Depop to eBay Inc., a Delaware corporation ("eBay”), pursuant to the terms of that certain Sale and Purchase Agreement, dated as of February 15, 2026 (the “Original Purchase Agreement”), as supplemented on May 21, 2026 (the "First Amendment") and as amended on July 12, 2026 (the "Second Amendment" and, together with the Original Purchase Agreement and the First Amendment, the "Purchase Agreement"), by and between Etsy and eBay (the “Transaction”). The aggregate consideration received by Etsy at the closing was approximately $1.4 billion in cash, reflecting the purchase price of $1.2 billion plus $200 million of net purchase price adjustments and interest. The net cash proceeds are further subject to certain post-closing adjustments as set forth in the Purchase Agreement.

The foregoing description of the Purchase Agreement and the Transaction does not purport to be complete and in each case is subject to, and qualified in its entirety by, reference to the full text of the Purchase Agreement, a copy of which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Etsy on February 18, 2026, as supplemented by the First Amendment, dated May 21, 2026, a copy of which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Etsy on May 28, 2026; and as amended by the Second Amendment dated July 12, 2026, a copy of which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Etsy on July 16, 2026; each of which is incorporated herein by reference.

The unaudited pro forma financial information giving effect to the Transaction is filed herewith as Exhibit 99.2.

Item 7.01 Regulation FD Disclosure

On July 30, 2026, Etsy issued a press release announcing the completion of the previously announced sale of Depop to eBay. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and shall not be deemed subject to the requirements of amended Item 10 of Regulation S-K or incorporated by reference into any filing under the Securities Act of 1933, as amended, regardless of any general incorporation.

Item 9.01. Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

The unaudited pro forma consolidated financial information of Etsy giving effect to the Transaction is filed as Exhibit 99.2 hereto and is incorporated herein by reference. The unaudited pro forma consolidated financial information is provided for informational purposes only and does not purport to represent Etsy’s actual financial condition or results of operations had the Depop sale occurred on the dates indicated nor does it project Etsy’s results of operations or financial condition for any future period or date. Etsy has prepared the unaudited pro forma financial information based on available information and using certain assumptions that Etsy’s management believes are reasonable as of the date of this filing. As a result, the actual results reported by Etsy in periods following the Depop sale may differ materially from this unaudited pro forma consolidated financial information.

(d) Exhibits.

The following materials are attached as exhibits to this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Second Amendment to the Amended and Restated Credit Agreement, dated as of July 30, 2026, among Etsy, Inc., JPMorgan Chase Bank, N.A., and the other parties thereto
99.1	Press Release issued by Etsy on July 30, 2026
99.2	Unaudited Pro Forma Consolidated Financial Information of Etsy
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ETSY, INC.

By: /s/ Colin Stretch
Colin Stretch
Chief Legal Officer
Dated: July 30, 2026
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